ITEM 77L Change in Accounting Principles and Practices

As required, effective January 1, 2001, Liberty Stein Roe Funds Trust, has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing and accreting all premiums and discounts on debt securities as required for adherence to generally accepted accounting principles. The Fund currently has not determined the impact of the adoption of the new accounting policy.

77C Matters submitted to a vote of security holders


                 STEIN ROE INSTITUTIONAL CLIENT HIGH YIELD FUND

(a) On December 27, 2000, a Special Meeting of Shareholders of Stein Roe Institutional Client High Yield Fund was held to approve the following items, as described in the Proxy Statement for the Meeting. On September 29, 2000 the record date for the Meeting, the NAV of shares issued and outstanding were 50,321,045.14. The votes cast at the Meetings were as follows:

(b) Election of eleven Trustees:

                                    For                             Withheld
Douglas A. Hacker              40,224,483.60                         0.0000
Janet Langford Kelly           40,224,483.60                         0.0000
Richard W. Lowry               40,224,483.60                         0.0000
Salvatore Macera               40,224,483.60                         0.0000
William E. Mayer               40,224,483.60                         0.0000
Charles R. Nelson              40,224,483.60                         0.0000
John J. Neuhauser              40,224,483.60                         0.0000
Joseph R. Palombo              40,224,483.60                         0.0000
Thomas E. Stitzel              40,224,483.60                         0.0000
Thomas C. Theobald             40,224,483.60                         0.0000
Anne-Lee Verville              40,224,483.60                         0.0000

(c)1. To approve the reclassification of the fundamental investment restriction prohibiting the purchase of securities on margin as non-fundamental.
                      NAV             % of NAV to Total      % of NAV to Total
                                       Outstanding NAV          NAV Voted
For             40,224,483.60            79.9357%               100.0000%
Against                  0.00             0.0000%                 0.0000%
Abstain                  0.00             0.0000%                 0.0000%

(c)2. To approve the modification of the fundamental investment restriction relating to borrowing.
                       NAV             % of NAV to Total       % of NAV to Total
                                        Outstanding NAV          NAV Voted
For                   40,224,483.60         100.0000%            100.0000%
Against                        0.00           0.0000%              0.0000%
Abstain                        0.00           0.0000%              0.0000%

 (d)  Not applicable.

(proxy statement incorporated herein by reference to Accession number 0000021832-00-0000357)


77Q1(A)  Accountant's report on internal control

[Ernst & Young logo]
Ernst & Young LLP
200 Clarendon Street
Boston, MA 02116-5072

              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Trustees of Liberty-Stein Roe Funds Trust

In planning and performing our audit of the financial statements of the Stein Roe Institutional Client High Yield Fund (the "Fund"), a series of Liberty-Stein Roe Funds Trust (the "Trust"), for the year ended June 30, 2001, we considered the Fund's internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the Trust's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above as of June 30, 2001.

This report is intended solely for the information and use of the Board of Trustees and management of the Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



                                                              ERNST & YOUNG LLP

Boston, Massachusetts
August 22, 2001


77Q1(B)- Amended By-Laws

                             C E R T I F I C A T E

                  I, Kevin S. Jacobs, hereby certify that I am the duly and acting Assistant Secretary of Liberty-Stein Roe Funds Trust, a Massachusetts trust (the "Trust") and that the following is a true and correct copy of a certain resolution duly adopted by the Board of Trustees of the Trust at a meeting duly convened and held on June 20, 2001 in accordance with the By-Laws:

                  RESOLVED, that Section 4.12 of the By-Laws is amended and restated as follows:

                   Controller and Chief Accounting Officer. The controller shall be the officer of the Trust primarily responsible for ensuring all expenditures of the Trust are reasonable and appropriate. The controller shall be responsible for oversight and maintenance of liquidity and leverage facilities available to the Trust and shall have such other duties and powers as may be designated from time to time by the Trustees or the president.

                  The chief accounting officer of the Trust shall be in charge of its books and accounting records. The chief accounting officer shall be responsible for preparation of financial statements of the Trust and shall have such other duties and powers as may be designated from time to time by the Trustees or the president.

                  Any assistant controller may perform such duties of the controller as the controller or the Board of Trustees may assign, of the controller.


                  IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of July, 2001.

                  ------------------------------------
                  Assistant Secretary